EXHIBIT 10.4

                        NONEXCLUSIVE SUBLICENSE AGREEMENT

This Agreement is effective on September 8, 1999 (the "Effective Date"), and is by and among Seragen, Inc. (hereinafter "Seragen"), a Delaware corporation having a place of business at 97 South Street, Hopkinton, Massachusetts 01748 on the one hand, and Hoffmann-La Roche Inc., a New Jersey corporation having offices at 340 Kingsland Street, Nutley, New Jersey 07110 (hereinafter "Roche-Nutley") and F.Hoffmann-La Roche Ltd, a corporation organized under the laws of Switzerland, having offices at Grenzacherstrasse 124, CH-4070 Basel, Switzerland (hereinafter "Roche-Basel") (hereinafter Roche-Nutley and Roche-Basel are individually and collectively, "Roche") on the other hand.

                                   WITNESSETH

     WHEREAS, Roche is engaged in the commercialization and development of the active ingredient daclizumab under the trademark Zenapax(R); and

     WHEREAS, Seragen has entered into a License and Royalty Agreement dated June 1, 1990 (the "Beth Israel License", a copy of which is attached hereto as Exhibit B with financial terms redacted) with The Beth Israel Hospital Association, now known as Beth Israel Deaconess Medical Center ("Beth Israel") under which Seragen has exclusive license rights to certain patents and patent applications which name Dr. Terry B. Strom as the inventor ( the "Strom Patents" as defined below), including the right to grant sublicenses to the Strom Patents;

     WHEREAS, a dispute has arisen between Seragen and Roche concerning the Strom Patents and daclizumab; and

     WHEREAS, Roche and Seragen wish to settle all outstanding patent issues regarding daclizumab and the Strom Patents;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and in Roche's reliance on the statements made by Beth Israel in the document attached hereto as Exhibit C, the parties hereto agree as follows:

                             ARTICLE I - DEFINITIONS

     For the purpose of this Agreement, the following words and phrases shall have the following meanings:

     "Adjusted Gross Sales" means the gross sales amount, on a country-by-country basis, in the Territory invoiced for Licensed Product by the Roche Group to third parties, less

     (a) amounts actually allowed as volume or quantity discounts, rebates ( price reductions, including Medicaid or performance based and similar types of rebates, e.g., chargebacks or retroactive price reductions), returns (including withdrawals and recalls); and

     (b) sales, excise and turnover taxes imposed directly upon and actually paid by the Roche Group.

     "Affiliate" means (i) an entity which owns, directly or indirectly, a controlling interest in Roche or Seragen, by stock ownership or otherwise; or
(ii) an entity which is owned by Roche or Seragen, either directly or indirectly, by stock ownership or otherwise; or (iii) an entity, the majority ownership of which is directly or indirectly common to the majority ownership of Roche or Seragen. Anything to the contrary in this paragraph notwithstanding, Genentech, Inc., a Delaware corporation, shall not be deemed an Affiliate of Roche unless Roche notifies Seragen that Roche wishes for Genentech, Inc. to be deemed an Affiliate of Roche.

     "BLA" means a Biologics License Application filed pursuant to the requirements of the FDA.

     "FDA" means the United States Food and Drug Administration.

     "Large Market Autoimmune Indication" means any of the following therapeutic indications: *** ***

     "Licensed Product" means any product (1) that contains daclizumab, an immunosuppressive, humanized IgG1 monoclonal antibody that binds specifically to the alpha subunit of the human high-affinity interleukin-2 (IL-2) receptor that is expressed on the surface of activated lymphocytes and is currently sold under the trademark Zenapax(R), and (2) the making, having made, using, selling, offering for sale or importing of which, but for this Agreement, would infringe a Valid Claim.

     "Net Sales" means the amount calculated by subtracting a lump sum deduction of *** from the Adjusted Gross Sales to cover all other expenses or discounts, including but not limited to cash discounts, outward freights, postage charges, packaging materials, custom duties, transportation and insurance charges, discounts granted later than at the time of invoicing, and other direct expenses.

     "Roche Group" means, individually and collectively, Roche, its Affiliates and sublicensees.

     "Small Market Autoimmune Indication" means all autoimmune indications *** *** *** *** that are not Large Market Autoimmune Indications.

-----------------
         *** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

     "Royalty Term" means the period of time commencing on January 1, 2001 and ending on a country by country basis upon the last date on which the making, having made, using, selling, offering for sale or importing of Licensed Product in the Territory by the Roche Group would, but for this Agreement, infringe a Valid Claim in such country.

     "Strom Patents" means all patents and patent applications throughout the world claiming priority of U.S. Serial No. 772,893, filed September 5, 1985, and any, renewals, reexaminations, continuations, continuations-in-part, divisions, patents of addition, extensions, and/or reissues of any of these patents and patent applications, except that Strom Patents shall not include US Patent Nos. 5,336,489 issued August 9, 1994, 5,510,105 issued April 23, 1996, 5,587,162 issued December 24, 1996 or 5,607,675 issued March 4, 1997. Strom Patents shall include without limitation those patents and patent applications listed on the attached Exhibit A.

     "Term of this Agreement" has the meaning set forth in Section 7.1.

     "Territory" means the United States of America ("U.S"), Australia, New Zealand and Canada.

     "Valid Claim" means a claim in any unexpired and issued Strom Patent that has not been disclaimed, revoked or held invalid by a final unappealable decision of a court or governmental agency of competent jurisdiction, and which claim is otherwise enforceable.

                               ARTICLE II - GRANT

     2.1 License Grant. Seragen grants to Roche a non-exclusive sublicense with the right to grant further sublicenses, under the Strom Patents to make, use, have made, sell, offer for sale and import the Licensed Product in the Territory.

     2.2 Covenant. Seragen shall not undertake any act or enter into any amendment of the Beth Israel License that would adversely affect the rights or obligations of Roche under this Agreement without the prior written consent of Roche.

                        ARTICLE III - SUBLICENSE PAYMENTS

     3.1 Initial Royalty. For Net Sales of Licensed Product occurring before the Effective Date, ROCHE shall pay to Seragen a one-time royalty of Two Million Five Hundred Thousand ($2,500,000) dollars within seven (7) business days after the date all parties become signatory to this Agreement and receipt by Roche-Nutley of an invoice.

     3.2 Milestones. Within thirty (30) days after achievement of each of the milestones set forth below, Roche shall pay to Seragen the nonrefundable milestone payment set forth below:

     (a) *** upon the first BLA approved in the US for use of the Licensed Product to treat a Small Market Autoimmune Indication; and

     (b) *** upon the first BLA approved in the US for use of the Licensed Product to treat a Large Market Autoimmune Indication.

     3.3 Royalties. During the Royalty Term, Roche shall pay to Seragen the following royalty, , on Net Sales of the Licensed Product in the Territory:

          (a)  ***% of annual Net Sales up to $*** million;

          (b)  ***% of annual Net Sales between $*** million and $*** million;
               and

          (c)  ***% of annual Net Sales exceeding $*** million.

                     ARTICLE IV - PAYMENTS; RECORDS; AUDITS

     4.1 Payment; Reports. Within ninety (90) days after the end of each calendar half year during the Royalty Term, Roche shall (i) provide Seragen with a report of Net Sales for that calendar half year by the Roche Group and as reported by any sublicensees in such calendar half year, and (ii) pay royalties to Seragen under this Agreement for Net Sales in that calendar half year. Roche shall provide the reports due to Seragen at the address listed below:

                  Ligand Pharmaceuticals Incorporated
                  10275 Science Center Drive
                  San Diego, CA 92121

Roche shall pay the royalties due to Seragen under this Agreement by wire transfer to:

                  Imperial Bank
                  San Diego Regional Office
                  701B Street
                  San Diego, CA 92101
                  ABA#:  122201444
                  Account #:  11-077-854
                  Account Name: Seragen General Account

     4.2 Currency Roche shall make all payments due under this Agreement in US Dollars. For purposes of computing royalties, when calculating Adjusted Gross Sales, the amount of sales in currencies other than US Dollars shall be converted into Swiss Francs for the countries concerned, using the average monthly rate of exchange at the time for the such currencies calculated on the basis of the daily rate of exchange as retrieved from the Reuters System during such month. When calculating Net Sales, such conversion shall be at the average

-----------------
         *** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

rate of Swiss Francs to the US Dollar calculated on the basis of the daily rate of exchange as retrieved from the Reuters System for the applicable reporting period.

     4.3 Records and Audits. Roche shall keep, and shall cause its Affiliates and sublicensees to keep, complete and accurate records of Licensed Products sold in sufficient detail to permit Ligand to determine the amount of royalties due and confirm the accuracy of all payments due hereunder. The Roche Group, as appropriate, shall be obligated to retain such records for no more than three
(3) years following the end of the reporting period to which such records pertain.

     At Seragen's request, Roche will cause its independent certified public accountants to prepare, preferably during Roche's annual audit, an abstract of Roche's books and records for review by Seragen's independent certified public accountants. If, based on a review of such abstracts, Seragen reasonably believes that a full audit of said books and records would be necessary for the confirmation of the accuracy of all royalties due hereunder, Seragen's independent certified public accountants shall have full access to review all work papers and supporting documents pertinent to such abstracts, and shall have the right to discuss such documentation with Roche's independent certified public accountants. After such review and discussion, if Seragen still reasonably believes that a full audit of said books and records would be necessary for the confirmation of all payments due hereunder, Seragen shall have the right to cause its independent certified public accountants to which Roche has no reasonable objection (meaning, e.g., that such accountants have broad-based worldwide contacts and experience) to audit such records to confirm the Net Sales of Licensed Product and the accuracy of royalty calculations. If the independent certified public accountants selected by Seragen are not the independent certified public accountants used by Roche to prepare such abstracts, Roche shall have the right to have its independent certified public accountants and financial personnel present at all times during such audit.

     The audit rights under this Section 4.3 may be exercised by Seragen no more often than once per year, within three (3) years after the reporting period to which such records relate, upon no less than thirty (30) days prior written notice to Roche, and during Roche's normal business hours. Seragen will bear the full cost of any such audit unless such audit discloses an underpayment of more than *** from the amount of royalties due. In such case, Roche shall promptly pay Seragen any underpayment and shall bear the full cost of such audit.

     4.4 Taxes. Roche may deduct, from consideration due Seragen hereunder, any and all withholding taxes levied on account of payments and/or royalties paid to Seragen hereunder. Roche shall pay the withholding tax to the proper taxing authority and, upon request of Seragen, shall obtain and send to Seragen proof of such tax payment as evidence of such tax payment.

                   ARTICLE V - REPRESENTATIONS AND WARRANTIES

     5.1 Corporate Power. Each party hereby represents and warrants that such party is duly organized and validly existing under the laws of the state of its incorporation and has full

-----------------
         *** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

     5.2 Due Authorization. Each party hereby represents and warrants that such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

     5.3 Binding Agreement. Each party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

     5.4 Seragen Representations. Seragen represents and warrants that, as of the Effective Date:

     (a) the Strom Patents are not subject to any pending interference, opposition, cancellation or other protest proceeding;

     (b) it is not aware of any information that it reasonably believes renders invalid and/or unenforceable any claims of the Strom Patents;

     (c) under the Beth Israel License, Seragen has the full and exclusive right to grant all rights and licenses granted hereunder to Roche; and

     (d) there are no patent or patent applications throughout the world other than the Strom Patents owned or controlled by Seragen or its Affiliates which could be asserted to prevent the Roche Group from making, having made, using, offering for sale, selling or importing Licensed Product in any country.


     5.5 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF VALIDITY, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     5.6 Limitation of Liability. ROCHE SHALL NOT BE ENTITLED TO RECOVER FROM SERAGEN ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THE SUBLICENSE GRANTED HEREUNDER.

                             ARTICLE VI - ASSIGNMENT

     Either Party shall have the right to assign its rights and obligations under this Agreement, provided that any such assignee shall be bound by the terms of this Agreement. Either Party shall notify the other Party within thirty
(30) days of any such assignment. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assignees of the parties.

                         ARTICLE VII- TERM; TERMINATION

     7.1 Term. The Term of this Agreement shall begin on the Effective Date and shall continue until the end of the Royalty Term, unless terminated earlier in accordance with Section 7.2.

     7.2 Early Termination. (a) Either party may terminate this Agreement prior to the expiration of the Royalty Term upon the occurrence of any of the following:

     (i) Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than dissolution or winding up for the purposes of reconstruction or amalgamation); or

     (ii) Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within sixty
(60) days following written notice thereof by the non-breaching party. Nonpayment by Roche of royalties or other payment obligations due under this Agreement shall constitute a breach of a material provision of this Agreement, including nonpayment or escrowing on the grounds that one or more claims of the Strom Patents are invalid or unenforceable.

     (b) Roche shall have the right to terminate this Agreement in its entirety, or on a country by country basis, at any time by providing thirty (30) days prior written notice to Seragen.

     (c) All rights and licenses granted under or pursuant to this Agreement by Seragen to Roche are, and shall be otherwise be deemed to be, for purposes of
Section 365(n) of Title 11, U.S. Code ("Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(60) of the Bankruptcy Code. The parties agree that Roche shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

     7.3 Effect of Termination

     (a) Upon termination of this Agreement by either party pursuant to Section 7.2, all rights and licenses to the extent granted to Roche by Seragen under the Strom Patents hereunder shall revert to Seragen, and, subject to Section 7.4, all unaccrued royalty and payment and other obligations hereunder shall terminate.

     (b) Termination of this Agreement by either party pursuant to Section 7.2 shall not relieve the parties of any obligation accruing prior to such termination.

     7.4 Survival Those terms and conditions which by their nature are intended to survive expiration or termination of this Agreement shall survive such expiration or termination, including without limitation Section 4.3, Section 5.5, Section 5.6, Section 7.4, and Article VIII.

     7.5 Effect of Termination of the Beth Israel License To Seragen In the event that the Beth Israel License is terminated, this Agreement shall immediately become a direct license to Roche from Beth Israel, under the same terms and conditions hereunder, with Beth Israel assuming all rights and obligations of Seragen hereunder, in accordance with article 2.3 of the Beth Israel License. Seragen shall promptly notify Roche in event of such termination.


                      ARTICLE VIII-MISCELLANEOUS PROVISIONS

     8.1 Notices. Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

SERAGEN's Notification Address:             ROCHE's Notification Addresses:

Ligand Pharmaceuticals Incorporated         Hoffmann-La Roche Inc.
10275 Science Center Drive                  340 Kingsland Street
San Diego, CA 92121                         Nutley, New Jersey 07110
Attention: William L. Respess,              Attention:  Corporate Secretary
Senior Vice President,
General Counsel, Government Affairs         F.Hoffmann-La Roche Ltd
                                            Grenzacherstrasse 124
                                            CH-4070 Basel
                                            Switzerland
                                            Attention: Corporate Law Department


     8.2 Governing Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New Jersey.

     8.3 Integration. The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     8.4 Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     8.5 Non-Waiver of Rights. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     8.6 Publicity. Neither party will disclose the existence or terms of this Agreement to any third party other than (1) as required by law or government regulations, (2) to its Affiliates, assignees and sublicensees or potential Affiliates, potential assignees and potential sublicensees (hereinafter collectively "Receiving Party"), provided such Receiving Party is party to a written agreement to retain such disclosure as confidential (3) to Beth Israel, or (4) as agreed upon by the parties.

     The parties have agreed to public disclosure of the press release set forth in Exhibit D by Seragen or its Affiliate on or after the Effective Date, as well as subsequent public disclosure of the information provided in Exhibit D. Neither party will issue any press release or other public announcement relating to this Agreement disclosing additional information not provided in Exhibit D without first obtaining written approval from the other party, which approval shall not be unreasonably withheld.

     8.7 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be an original and all such counterparts shall together constitute but one and the same agreement.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement the day and year set forth below.


SERAGEN, INC.                      HOFFMANN-LA ROCHE INC.


By  /s/ James R. Mirto             By:    /s/ Dennis E. Burns
        James R. Mirto

Title:  Vice President,            Title:  Vice President
        Commercial Operations

Date:   09/08/99                   Date:   09/09/99


                                   F.HOFFMANN-LA ROCHE LTD


                                   By:    /s/ Warner Henrich  Rudi Schaffner

                                   Title:  Director           Deputy Director

                                   Date:  09/10/99

                                    EXHIBIT A

                                  Strom Patents


1.   U.S. Patent No 5,011,684 issued April 30, 1991

2.   U.S. Patent No. 5,674,494 issued October 7, 1997

3.   U.S. Patent No. 5,916,559 issued June 29, 1999

4.             ***                       ***

5.   Canadian Patent No. 1,275,951 issued November 6, 1990

6.   Australian Patent No. 575,210 issued July 21, 1988

7.   New Zealand Patent No. 213,983 issued June 28, 1989





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         *** Portions of this page have been omitted pursuant to a request for
Confidential Treatment and filed separately with the Commission.

                                    Exhibit B

                           Copy of Beth Israel License


     Filed as Exhibit 10.11 to Form 10-K filed by Seragen, Inc. on April 2, 1997, as amended.

                                    Exhibit C


     September 8, 1999 Letter from Beth Israel to Hoffmann-La Roche

[logo]

Beth Israel Deaconess
Medical Center                           Office of Corporate Research
Mark Chalek                              33O Brookline Avenue, Mail Stop MT-1
                                         Boston, Massachusetts 02215 USA
Director                                 mchalek@caregroup.harvard.edu
Office of Corporate Research             Tel 001.617.632.8559
                                         Fax 001.617.632.7020


September 8, 1999


George W. Johnston
Vice President and Chief Patent Counsel
Hoffmann-La Roche, Inc.
340 Kingsland Street
Nutley, New Jersey 07110

Dear George:

Beth Israel Deaconess Medical Center ("BIDMC") was formed by a merger between Beth Israel Hospital Association ("Beth Israel") and the New England Deaconess Hospital Corporation effective October 1, 1997. BIDMC has read a Nonexclusive Sublicense Agreement ("Agreement") effective September 1, 1999, by and among Seragen, Inc., a Delaware Corporation ("Seragen") on one hand and Hoffmann LaRoche Inc., a New Jersey Corporation and Hoffmann-La Roche Ltd, a corporation organized under the laws of Switzerland (individually and collectively "Roche") on the other hand,

BIDMC understands that Roche is entering into the Agreement in reliance on the representations and warranties made by BIDMC to Roche set forth below.

BIDMC represents and warrants that:

1. Beth Israel was the assignee of the entire right, title and interest in and to the Strom Patents as that term is defined in the Agreement on the date Seragen and Beth Israel entered into the Beth Israel License as that term is defined in the Agreement and that BIDMC is the successor in interest to the interests of Beth Israel in and to the Strom Patents and the Beth Israel License;

2. Seragen is empowered under the Beth Israel License to grant sublicenses under the Strom Patents, including to Roche as in the Agreement.

3. BIDMC and its Affiliates will not assert any patent or patent application owned or controlled by BIDMC or its Affiliates as of September 8, 1999 to be infringed by Roche making, having made, using, selling, offering for sale or importing the Licensed Product in any country throughout the world as the term "Licensed Product" is defined in the Agreement. As used herein, the term "Affiliate" means (i) an entity which owns, directly or indirectly, a controlling interest in BIDMC, (ii) an entity which is owned, directly or indirectly, by BIDMC, or (iii) an entity, the majority ownership of which is directly or indirectly common to the majority ownership of BIDMC.

         In addition, BIDMC covenants that, if the Beth Israel License is terminated, BIDMC hereby agrees to Roche becoming a direct licensee of BIDMC as provided in Section 7.5 of the Agreement.

         BIDMC also hereby agrees to maintain the existence and terms of the Agreement as confidential, except to the extent of public disclosure of the information in Exhibit D of the Agreement in accordance with Section 8.6 of the Agreement.

         With the exception of the obligation regarding maintaining the existence and terms of the Agreement as confidential, the provisions of this letter will have no force and effect upon termination of the Agreement.

Agreed and accepted:

BETH ISRAEL DEACONESS MEDICAL CENTER


/s/ Mark Chalek
Mark Chalek, Director
Office of Corporate Research


cc:      William L. Respess (Seragen, Inc.)
         Barry Eisenstein, MD (BIDMC)

                                    Exhibit D

                                  Press Release
                                                                       Contact:
                                                            Christiane V. Sheid
                                                                 (858) 550-7809

              Ligand Subsidiary Sublicenses Strom Patents to Roche

    -- Seragen and Beth Israel to receive royalties on sales of Zenapax(R) --

     SAN DIEGO, CA - September 13, 1999 -- Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) announced today that its wholly-owned subsidiary, Seragen, Inc., has entered into a non-exclusive sublicense agreement with Basel, Switzerland-based F. Hoffmann-La Roche Ltd. and its U.S. pharmaceutical subsidiary Hoffmann-La Roche Inc., with respect to Seragen's rights under a family of patents called the "Strom Patents." The sublicense under the Strom Patents grants Roche the right to make, use and sell in the U.S., Canada, Australia and New Zealand any product containing the active ingredient daclizumab. Roche currently sells such a product under the trademark Zenapax(R) for the treatment of acute organ rejection in patients receiving kidney transplants.

     In consideration for the sublicense, Roche will pay Seragen a $2.5 million royalty for sales of Zenapax(R) occurring before the date of this agreement plus, commencing in January 2001, royalties on net sales of licensed products in the U.S., Canada, Australia and New Zealand. Seragen will also receive milestone payments in the event Roche receives U.S. regulatory approval of licensed products containing daclizumab for use in the treatment of autoimmune indications.

     The Strom Patents, licensed by Seragen from Beth Israel Deaconess Medical Center, a major Harvard Medical School teaching hospital, cover the use of antibodies that target the interleukin-2 (IL-2) receptor to treat transplant rejection and autoimmune diseases. Previously a non-exclusive license was issued to Novartis covering the product Simulect(R) to treat organ transplant rejection, for which Ligand expects to receive royalty payments beginning in January 2001. According to the terms of the Beth Israel agreement with Seragen, Beth Israel will also share in the royalty and milestone payments.

     "We are pleased to complete this second sublicense agreement under the Strom Patents which we acquired exclusive rights to together with Ontak(R) in the Seragen acquisition," said David E. Robinson, Ligand Chairman, President and CEO. "This will allow us to realize significant additional value for our shareholders from the assets of Seragen, now a wholly owned subsidiary of Ligand Pharmaceuticals Incorporated."

         Hoffmann-La Roche Inc. is a leading research-intensive pharmaceutical company that discovers, develops, manufactures and markets numerous important prescription drugs that improve, prolong and save the lives of patients with serious illnesses. Hoffmann-La Roche is a global leader in health care with principal businesses in pharmaceuticals, diagnostics, vitamins, fragrances, and flavors.

LIGAND PHARMACEUTICALS INCORPORATED

     Ligand Pharmaceuticals Incorporated discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, skin diseases, and men's and women's hormone-related diseases, as well as osteoporosis, metabolic disorders and cardiovascular and inflammatory diseases. Ligand's first two drugs -- Panretin(R) gel and ONTAK(R) -- were approved for marketing in the U.S. in early 1999 and are being marketed through its specialty cancer and HIV-center sales force in the U.S. Four additional oncology-related products are in late-stage development, including Targretin(R) capsules, Targretin(R) gel, Panretin(R) capsules, and Morphelan(TM) (licensed from Elan). Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IR) and Signal Transducers and Activators of Transcription (STATs).

     This news release may contain certain forward looking statements by Ligand and actual results could differ materially from those described as a result of factors including, but not limited to the following. There can be no assurance that (a) there will continue to be a market in the U.S. or elsewhere for Zenapax(R) or any product subject to the sublicense agreement, (b) Roche will pursue any other indications for Zenapax(R) or any product subject to the sublicense agreement, (c) Seragen will receive any royalties or milestone payments from Roche; (d) any product under development by Ligand or Roche will receive approval from the U.S. Food and Drug Administration or other authorities to market the product; (e) if successfully developed and thereafter approved, there will be a market for the drug. Additional information concerning these factors can be found in press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

# # #

     Note: Public information on Ligand Pharmaceuticals Incorporated, including our financial statements and other filings with the Securities and Exchange Commission, our recent press releases and the package inserts for products approved for sales and distribution in the United States, is available on our web site at http://www.ligand.com.

# # #

     Panretin(R) and Targretin(R) are registered trademarks of Ligand Pharmaceuticals Incorporated, and ONTAK(R) is a registered trademark of Seragen, Inc., a wholly owned subsidiary of Ligand.


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